UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Bridgford Foods Corporation

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BRIDGFORD FOODS CORPORATION

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 27, 2024

2:00 p.m. Central Time

To the Shareholders of BRIDGFORD FOODS CORPORATION:

You are cordially invited to attend the 2024 annual meeting of shareholders of Bridgford Foods Corporation, a California corporation with principal executive offices located in Texas, on Wednesday, March 27, 2024, at 2:00 p.m. Central Time. The annual meeting will be held virtually via live internet webcast at www.virtualshareholdermeeting.com/BRID2024.

We are holding the annual meeting for the following purposes, as described in greater detail in the accompanying Proxy Statement:

(1)	Election of Directors. To elect eight directors to hold office for one year or until their successors are elected and qualified.

(2)	Ratification of Appointment of Accountants. To ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accountants for the fiscal year ending on November 1, 2024.

(3)	Shareholder Proposal. To consider and vote upon on the shareholder proposal contained in the Proxy Statement if properly presented at the meeting.

(4)	Other Business. To transact such other business as may properly come before the meeting, or at any postponements or adjournments thereof.

The board of directors recommends that you vote “FOR” the election of each of the director nominees referenced in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposal 3.

Only shareholders of record at the close of business on February 2, 2024, are entitled to notice of and to vote at the virtual annual meeting or any postponements or adjournments thereof.

The annual meeting will be a completely virtual meeting of shareholders, which will be conducted via a live webcast. We believe hosting a virtual annual meeting will encourage increased shareholder attendance and participation while reducing the cost of holding the annual meeting for our Company and the cost of attending the annual meeting for our shareholders. You will be able to attend the annual meeting online, submit your questions and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/BRID2024.

Your vote is extremely important. Whether or not you plan to attend the virtual annual meeting, the board of directors respectfully urges you to complete, date, sign and return the proxy mailed to you, or vote over the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. Even if you have voted by proxy, you may still vote online if you virtually attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the annual meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

By order of the Board of Directors
/s/ Cindy Matthews-Morales
Cindy Matthews-Morales, Chief Financial Officer and Secretary
Dallas, Texas
February 27, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on Wednesday, March 27, 2024.

Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to the proxy materials both by sending you a full set of proxy materials, including this Notice, the accompanying Proxy Statement and Proxy Card, and the 2023 Annual Report to Shareholders and by notifying you of the availability of the proxy materials on the Internet. The Notice, Proxy Statement, Proxy Card and 2023 Annual Report to Shareholders are available at https://materials.proxyvote.com/108763.

BRIDGFORD FOODS CORPORATION

1707 South Good-Latimer Expressway, Dallas, Texas 75226

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 27, 2024 at 2:00 p.m. Central Time

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of Bridgford Foods Corporation, a California corporation with principal executive offices located at 1707 South Good-Latimer Expressway, Dallas, Texas 75226, which we refer to as “the Company,” “we,” “us,” or “our,” for use at the 2024 Annual Meeting of Shareholders of the Company, or the Annual Meeting, to be held virtually via a live webcast, on Wednesday, March 27, 2024 at 2:00 p.m. Central Time, and at any postponements or adjournments thereof. All shareholders of record at the close of business on February 2, 2024, are entitled to notice of and to vote at such meeting. This Proxy Statement and the accompanying proxy are being mailed to the shareholders on or about February 27, 2024.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers are intended to briefly address potential questions that our shareholders may have regarding this Proxy Statement and the Annual Meeting. They are also intended to provide our shareholders with certain information that is required to be provided under the rules and regulations of the Securities and Exchange Commission, or the SEC. These questions and answers may not address all of the questions that are important to you as a shareholder. If you have additional questions about the Proxy Statement or the Annual Meeting, please see “Whom should I contact with other questions?” below.

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, our shareholders will be asked to consider and vote upon the matters described in this Proxy Statement and in the accompanying Notice, as well as any other business that may properly come before the Annual Meeting.

2.	What is a proxy statement and what is a proxy?

A proxy statement is a document that the SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

3.	Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting, and at any postponements or adjournments thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. You are invited to attend the Annual Meeting virtually to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares using one of the other voting methods described in this Proxy Statement.

Whether or not you expect to attend the virtual Annual Meeting, please vote your shares as soon as possible in order to ensure your representation at the Annual Meeting and to minimize the cost to the Company of proxy solicitation.

4.	What am I being asked to vote upon at the Annual Meeting?

At the Annual Meeting, you will be asked to:

●	Vote on the election of eight director nominees to serve for one year or until their successors are elected and qualified (Proposal 1);

●	Ratify the appointment of Baker Tilly US, LLP, or Baker Tilly, as the Company’s independent registered public accountants for the fiscal year ending on November 1, 2024 (Proposal 2);

●	Consider and vote upon the shareholder proposal described in this Proxy Statement if properly presented at the Annual Meeting (Proposal 3); and

●	Act upon such other business as may properly come before the Annual Meeting, or at any postponements or adjournments thereof.

5.	How does the Board of Directors recommend voting on the proposals?

The Board of Directors unanimously recommends that you vote your shares:

●	“FOR” each of the director nominees (Proposal 1);

●	“FOR” the ratification of the appointment of Baker Tilly as the Company’s independent registered public accountants for the fiscal year ending on November 1, 2024 (Proposal 2); and

●	“AGAINST” the shareholder proposal (Proposal 3).

6.	Who can vote at the Annual Meeting?

Shareholders of Record

Only our “shareholders of record” at the close of business on February 2, 2024, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 9,076,832 shares of our common stock outstanding and entitled to vote. Each share of common stock entitles the holder thereof to one vote on each matter to be voted upon by such shareholders and, upon prior notice, to cumulate votes for the election of directors as discussed in Proposal 1 below.

Beneficial Owners

If, on the Record Date, your shares were held in an account at a bank, broker, dealer, or other nominee, then you are the “beneficial owner” of shares held in “street name” and this Proxy Statement is being forwarded to you by that nominee. The nominee holding your account is considered the “shareholder of record” for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting virtually. However, since you are not the “shareholder of record,” you may not vote your shares at the Annual Meeting unless you request and obtain a valid legal proxy or obtain a 16-digit control number from your nominee. Please contact your nominee directly for additional information.

Banks, brokers, dealers or other nominees holding shares of record for their respective customers generally are not entitled to vote on the election of directors unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a nominee who has not received instructions from its customers on a particular matter. As used herein, “broker non-vote” means the votes that could have been cast on the matter by nominees with respect to uninstructed shares if the nominees had received instructions. The effect of proxies marked “withheld” as to any director nominee or “abstain” as to any other proposal, and the effect of broker non-votes on each of the proposals, is discussed in each proposal below.

7.	What are the voting requirements to approve the proposals?

All proxies, which are properly completed, signed and returned to the Company prior to the Annual Meeting and not revoked, will be voted in accordance with the instructions given in the proxy. Please see each proposal below for voting requirements to approve the proposals.

8.	What happens if I do not vote?

Please see each proposal below for the effect of not voting, as well as the effect of withholdings, abstentions and broker non-votes.

9.	What is the quorum requirement for the Annual Meeting?

The presence at the Annual Meeting, virtually (even if not voting) or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Shareholders of record who are present at the Annual Meeting and who abstain or withhold their vote, including banks, brokers, dealers or other nominees holding shares of their respective customers of record who cause abstentions to be recorded at the Annual Meeting, are considered shareholders who are present and entitled to vote and count toward the quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

10.	How can I vote my shares?

Shareholders of Record

If you are shareholder of record, you may vote by proxy or by attending the virtual Annual Meeting where votes can be submitted electronically via live webcast. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure that your vote is counted.

If you wish to vote at the Annual Meeting virtually by live webcast you must visit the following website: www.virtualshareholdermeeting.com/BRID2024. You will need to log in to the webcast using the 16-digit control number located on the proxy card that was mailed to you. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. However, even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance via one of the methods listed below so that your vote will be counted if you later decide not to attend the meeting or if you experience technical difficulties during the meeting.

If you wish to vote by proxy, you can do so through the internet, by mail, or by telephone as described below:

●	To vote through the internet, go to www.proxyvote.com and follow the instructions provided on the website. You will need the 16-digit control number from the proxy card that was mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on Tuesday, March 26, 2024.

●	To vote by mail using a proxy card, simply complete, sign and date the proxy card and return it promptly, but no later than by 11:59 p.m. Eastern Time on Tuesday, March 26, 2024, in the postage-paid envelope provided.

●	To vote by telephone, call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. You will need the 16-digit control number from the proxy card that was mailed to you. Telephonic voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on Tuesday, March 26, 2024.

The method you use to vote by proxy will not limit your right to virtually attend or vote at the Annual Meeting. If you are a shareholder of record and you indicate when voting that you wish to vote as recommended by the Board of Directors, or if you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares as recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners

If you are a beneficial owner of shares registered in the name of your bank, broker, dealer or other nominee, the nominee holding your shares is considered the holder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. If you are a beneficial owner, you should have received the Notice and a proxy card and voting instructions with this Proxy Statement from your bank, broker or other nominee rather than from us. Simply complete, sign and date the proxy card and return it promptly in the postage-paid envelope provided to ensure that your vote is counted. You may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephonic voting. Please contact your nominee directly if you have any questions about voting your shares.

As a beneficial owner of shares registered in the name of your bank, broker, dealer or other nominee, you are invited to attend the Annual Meeting virtually. However, since you are not the holder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid legal proxy or a 16-digit control number from your nominee. Please contact your nominee for additional information about attending the Annual Meeting virtually.

If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote in its discretion on “routine” matters. However, if the nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, it will be unable to vote your shares on that matter. Whether a particular matter is considered “routine” or “non-routine” is determined pursuant to applicable stock exchange rules.

11.	How may I attend the Annual Meeting?

The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/BRID2024. You will be able to attend the Annual Meeting online, submit your questions, and vote your shares electronically during the meeting. In order to attend and participate in the Annual Meeting, you will need to log in to the webcast using the 16-digit control number located on your proxy card or within the instructions that accompanied your proxy materials. The webcast will begin promptly at 2:00 p.m. Central Time on Wednesday, March 27, 2024.

We will answer as many shareholder questions during the Annual Meeting as time permits and in accordance with our rules for the meeting. However, we reserve the right to exclude questions that are not pertinent to the Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Online access will begin at approximately 1:45 p.m. Central Time on the day of the meeting to provide you ample time to log in, test your device, and review the rules and procedures for the meeting. We encourage you to access the webcast prior to the designated start time.

We will have technical support ready to assist you with any difficulties you may experience accessing the live webcast. A technical support phone number will be posted at www.virtualshareholdermeeting.com/BRID2024. Please call that phone number if you experience technical difficulties prior to or during the webcast.

12.	What can I do if I change my mind after I vote my shares?

You may revoke your proxy or change your vote at any time before the polls are closed at the Annual Meeting. The procedures for revoking your proxy or changing your vote will depend on whether you are a shareholder of record, or a beneficial owner of shares held in street name.

Shareholders of Record

If you are a shareholder of record, you may change your vote in one of the following ways:

●	Subsequently casting a new vote via the internet or by telephone using your 16-digit control number, up until 11:59 p.m. Eastern Time on Tuesday, March 26, 2024, which is the deadline for internet or telephone voting;

●	Submitting another properly completed proxy card prior to the Annual Meeting reflecting the subsequent date of completion;

●	Sending a written notice that you are revoking your proxy to Bridgford Foods Corporation, 1707 South Good-Latimer Expressway, Dallas, Texas 75226, Attention: Corporate Secretary, to be received prior to the Annual Meeting; or

●	Attending the virtual Annual Meeting and voting via live webcast (although attendance will not in and of itself constitute a revocation of a proxy).

Beneficial Owners

If you are a beneficial owner of shares and you have instructed your bank, broker, dealer or other nominee to vote your shares, you may change your vote by following the instructions provided to you by your nominee, or by attending the virtual Annual Meeting and voting via live webcast, provided you have obtained a valid legal proxy or a 16-digit control number from your nominee as described in “How can I vote my shares?” above.

Your most current internet or telephone proxy, or proxy card, will be the one that is counted at the Annual Meeting. If you revoke your proxy via the internet or by telephone, please make sure to do so by the deadline as described above. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the Annual Meeting.

Subject to any revocation, all shares represented by properly executed proxies will be voted in accordance with the instructions on the applicable proxy, or, if no instructions are given, in accordance with the recommendation of our Board of Directors as described above.

13.	Could other matters be decided at the Annual Meeting?

As of the date this Proxy Statement went to press, the Board of Directors did not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the Notice hereof. However, if any other matter properly comes before the Annual Meeting, it is intended that the proxies, or their substitutes, will vote on such matters in accordance with their discretion.

14.	Who is paying for the cost of this proxy solicitation?

The solicitation of proxies is being made on behalf of the Board of Directors. We will pay all of the costs of soliciting these proxies. In addition to the solicitation of proxies by use of the mail, our directors, officers and other employees may solicit proxies in person or by telephone, email, or otherwise, but will not receive any additional compensation for these services, although we may reimburse them for reasonable out-of-pocket expenses incurred in connection with such solicitation. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe the cost of any such proxy solicitor will be material. We may reimburse banks, brokers, dealers and other institutions, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding these proxy materials to beneficial owners of shares held of record by such persons and in obtaining authority to execute proxies.

15.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

SEC rules permit brokers and other persons who hold the Company’s shares for beneficial owners to participate in a practice known as “householding,” which means that only one copy of the Proxy Statement and Annual Report of the Company on Form 10-K for the fiscal year ended November 3, 2023, or the 2023 Annual Report, will be sent to multiple shareholders who share the same address unless other instructions are provided to the Company. Householding is designed to reduce printing and postage costs and therefore results in cost savings for the Company. If you receive a household mailing this year and would like to have additional copies of this Proxy Statement and/or the 2023 Annual Report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your bank, broker, dealer or other nominee record holder, or submit your request to:

Bridgford Foods Corporation

1707 South Good-Latimer Expressway

Dallas, Texas 75226

Attention: Corporate Secretary

Phone: (214) 428-1535

Upon receipt of any such request, the Company will promptly deliver a copy of this Proxy Statement and/or the 2023 Annual Report to you. In addition, if you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.

16.	Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results with respect to each proposal at the Annual Meeting. In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by the Company.

17.	What is the deadline to submit shareholder proposals or director nominations for the 2025 Annual Meeting?

Requirements for shareholder proposals to be considered for inclusion in our proxy materials.

Proposals of shareholders intended to be included in the proxy statement and presented at the Company’s 2025 Annual Meeting of Shareholders must be received at the Company’s principal office no later than October 30, 2024. However, if the date of the 2025 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2024 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

Requirements for shareholder proposals or director nominations to be brought before an annual meeting.

Additionally, any shareholder desiring to submit a proposal for action or to nominate one or more persons for election as directors at our 2025 Annual Meeting of Shareholders must submit a notice of the proposal or nomination including the information required by our Amended and Restated Bylaws, or our Bylaws, to the Company’s Corporate Secretary, c/o Bridgford Foods Corporation, 1707 South Good-Latimer Expressway, Dallas, Texas 75226, between November 29, 2024 and December 29, 2024, or else it will be considered untimely and ineligible to be properly brought before the Annual Meeting. However, if the Company’s 2025 Annual Meeting of Shareholders is not held within 30 days of the first anniversary of the 2024 Annual Meeting, under the Bylaws, this notice must be provided not later than the close of business on the tenth day following the date on which notice of the date of the 2025 Annual Meeting of Shareholders is first mailed to shareholders or otherwise publicly disclosed, whichever first occurs.

18.	Where can I find information about the 2023 Annual Report?

The Company will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2023 Annual Report, as such was filed with the SEC, including financial statements and associated schedules. Such report was filed with the SEC on January 26, 2024, and is available on the SEC’s website at www.sec.gov, as well as the Company’s website at www.bridgford.com. References to our website address in this Proxy Statement are inactive textual references only and information contained on or accessed through our website does not constitute part of this Proxy Statement. Requests for copies of such report should be directed to:

Bridgford Foods Corporation

1707 South Good-Latimer Expressway

Dallas, Texas 75226

Attention: Corporate Secretary

19.	Whom should I contact with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting, or if you would like additional copies of this Proxy Statement, please contact:

Bridgford Foods Corporation

1707 South Good-Latimer Expressway

Dallas, Texas 75226

Attention: Corporate Secretary

Phone: (214) 428-1535

PROPOSAL 1

ELECTION OF DIRECTORS

The directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified, or until their earlier death, resignation or removal. At the Annual Meeting, eight directors have been nominated for election. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting virtually or by proxy at the Annual Meeting. Every shareholder, or his or her proxy, entitled to vote upon the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his or her shares are entitled, or distribute his or her votes on the same principle among as many candidates as he or she deems appropriate. No shareholder or proxy, however, shall be entitled to cumulate votes unless such candidate or candidates have been nominated prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder’s intention to cumulate such shareholder’s votes. If any shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. All nominees are presently directors of the Company. All directors were elected to the Board of Directors by the Company’s shareholders at the 2023 Annual Meeting. All current directorships are being filled.

Unless otherwise instructed, shares represented by the proxies will be voted “FOR” the election of each of the nominees listed below. Broker non-votes and proxies marked “WITHHELD” as to one or more of the nominees will have no effect on the election of the nominees.

Each nominee has indicated that he is willing and able to serve as director if elected. In the event that any of such nominees shall become unavailable for any reason, an event which management does not anticipate, it is intended that proxies will be voted for substitute nominees designated by management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

The following table and biographical summaries set forth, with respect to each nominee for director, his or her age as of February 23, 2024, his or her principal occupation and the year in which he or she first became a director of the Company. Data with respect to the number of shares of the Company’s common stock beneficially owned by each of such persons as of February 2, 2024, appears under the caption “PRINCIPAL SHAREHOLDERS AND MANAGEMENT” below.

Name	Age	Principal Occupation	Year First Became a Director
William L. Bridgford	69	Vice President(1)(4)	2004
Allan L. Bridgford, Sr.	88	Retired Vice President and Former Chairman of the Executive Committee (1)(4)	1952
Todd C. Andrews	58	Retired Vice President and Controller of Public Storage (2)(3)(4)	2004
Raymond F. Lancy	70	Retired Chief Financial Officer and Former Member of the Executive Committee (4)(5)	2013
Keith A. Ross	61	Real Estate Consultant (4)	2016
Mary Schott	63	Financial Executive Services Consultant (2)(3)(4)	2019
D. Gregory Scott	67	Managing Director of Peak Holdings, LLC (2)(3)(4)	2006
John V. Simmons	68	Vice President (4)	2011

(1)	William L. Bridgford is the father of Michael W. Bridgford, our Chairman of the Board, a cousin to Baron R.H. Bridgford II, our President, and is a nephew of Allan L. Bridgford, Sr.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Nominating Committee.
(5)	Effective February 1, 2023, Mr. Lancy retired from his employment with the Company, but remains as a director and continues to provide consulting services to the Company.

Directors

William L. Bridgford

William L. Bridgford has served as Vice President since October 2021. He previously held positions as Chairman of the Executive Committee from October 2021 to November 2023, Chairman of the Board from March 2006 to October 2021, President from June 2004 until March 2006, and Secretary from 1995 to 2006. Mr. Bridgford has been a full-time employee of the Company since 1981. He has also served as a member of the Executive Committee from 2004 until November 2023. Mr. Bridgford is a graduate of California State University, Fullerton with a degree in Business Management.

Mr. Bridgford is one of the principal owners of Bridgford Industries Incorporated, the Company’s majority shareholder. He brings to the Board extensive experience in the operations of the Company and provides strong leadership skills that provide strategic business guidance to the Company. The Board believes his executive managerial experience and Company knowledge base combined with his understanding of corporate values and culture qualify him to serve as a member of the Board.

Allan L. Bridgford, Sr.

Allan L. Bridgford, Sr. has served on the Board since his reappointment in August 2019, and previously served on the Board from 1952 until October 2011. He was an employee of the Company since 1957, a member of the Executive Committee since 1972, and most recently served as Vice President and Chairman of the Executive Committee from 2011 until his retirement from employment effective October 29, 2021. He previously served as Senior Chairman of the Board from March 2006 to October 2011. From March 1995 through March 2006, Mr. Bridgford served as Chairman of the Board. He is a graduate of Stanford University with a degree in Economics.

Mr. Bridgford is one of the principal owners of Bridgford Industries Incorporated, the Company’s majority shareholder. He has extensive knowledge of the Company’s business and experience in the food industry developed during his long tenure with the Company. The Board believes he is qualified to serve as a director based on these experiences as well as his other valuable attributes and skills. In addition to his service on the Board, Mr. Bridgford continues to provide business consulting services to the Company.

Todd C. Andrews

Todd C. Andrews is a Certified Public Accountant (inactive) and retired in April 2021 as Senior Vice President and Controller of Public Storage, an international self-storage company and a member of the S&P 500, headquartered in Glendale, California. Mr. Andrews had been employed by Public Storage since 1997. Mr. Andrews graduated cum laude with a Bachelor of Science degree in Business Administration with an emphasis in accounting and finance from California State University, Northridge, and received an Elijah Watt Sells award with high distinction on the November 1988 CPA exam.

Mr. Andrews has over 30 years of experience with responsibilities including financial reporting, strategic financial planning and analysis, capital markets, treasury operations, SEC reporting, Sarbanes Oxley internal controls and procedures, operational analysis, operational control design, real estate acquisition and development underwriting, and system design and implementation. In addition, Mr. Andrews brings a diverse set of perspectives to the Board from serving in positions in multiple industries, including public accounting, entertainment, retail, and real estate. The Board believes his skills and extensive experience qualify him to serve as a member of the Board. Mr. Andrews also qualifies as an audit committee financial expert and is financially sophisticated within the meaning of the NASDAQ Listing Rules.

Raymond F. Lancy

Raymond F. Lancy served as Chief Financial Officer from 2003 to October 2022, as Treasurer from 1995 to February 2023, as Vice President from 2001 to February 2023, and as a member of the Executive Committee from 2001 to October 2022. Mr. Lancy was an employee of the Company from July 1992 until his retirement in February 2023. Mr. Lancy is a Certified Public Accountant (inactive) and prior to his employment with the Company worked for ten years as an auditor at PricewaterhouseCoopers LLP.

He earned a Bachelor of Science degree with a major in Administration with high honors from California State University, San Bernardino. The Board believes that Mr. Lancy’s extensive knowledge of the Company’s business and his experience in the areas of finance and management qualify him to serve as a member of the Board. In addition to his service on the Board, Mr. Lancy continues to provide business consulting services to the Company.

Keith A. Ross

Since 2005 Keith A. Ross has served as President of KR6, Inc., a commercial real estate consulting firm, and since 2001 has been a Founder and Principal of Centra Realty Corporation, ranked as one of the most active real estate development companies in Orange County, California, where he oversees Centra’s land acquisitions, capital raises of both equity and debt, architectural design, engineering, construction and sales/leasing efforts. From August 2013 to 2018, Mr. Ross served as Executive Vice President of CT Realty, or CTR, a real estate investment, development and management company based in Newport Beach, California. At CTR, Mr. Ross oversaw all development and was responsible for sourcing, evaluating, and closing on all commercial development opportunities. In addition, Mr. Ross served on CTR’s Executive Committee and Investment Committee. CTR was founded in 1994 and together with its affiliates and principals have developed, acquired and managed over $8 billion in industrial and office properties. Prior to joining CTR, from June 2009 to January 2014, Mr. Ross was Founder, President and CEO of Peligroso Spirits which was sold to Diageo in London (the world’s largest spirits company).

Mr. Ross began his professional career at the Koll Company, a full-service real estate company, where he worked for over a decade serving in various roles from project manager to marketing before leading the real estate development efforts of the company in Southern California. He currently serves on the Board of Directors and is a Co-Founder of Miocean, a nonprofit foundation that applies proven business approaches to curb the harmful effects of urban run-off pollution to the Ocean. Mr. Ross attended San Diego State University.

Mr. Ross has extensive real estate acquisition and development experience as well as project management and marketing expertise, which the Board believes qualifies him to serve as a member of the Board. In addition to his service on the Board, Mr. Ross continues to provide real estate consulting services to the Company.

Mary Schott

Mary Schott serves as a consultant in the financial services industry. Previously, from March 2014 through January 2020 she was Chief Financial Officer and Corporate Secretary of California Commerce Club, Inc., a privately held gaming and hospitality company. Prior to California Commerce Club, from 2007 to 2013 Ms. Schott served as Chief Financial Officer of San Manuel Band of Mission Indians, a sovereign American Indian tribe, and from 2003 to 2007 she was the Chief Accounting Officer of First American Title Insurance Company, a publicly traded financial services company. Ms. Schott holds an EMBA from Claremont Graduate University and a bachelor’s degree in Accounting from Cal Poly Pomona University. She is also a Certified Public Accountant (active) and a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Ms. Schott possesses leadership skills and a vast knowledge base on finance, accounting, strategic planning, risk management as well as decision support for portfolio development, acquisitions, divestures, and establishing governance protocols. The Board believes that these skills and experiences qualify her to serve as a member of the Board. Ms. Schott also qualifies as an audit committee financial expert and has financial sophistication as described in the NASDAQ Listing Rules.

D. Gregory Scott

D. Gregory Scott is a Certified Public Accountant (inactive) and serves as the Managing Director of Peak Holdings, LLC, an investment management company based in Beverly Hills, California. Mr. Scott has been with Peak Holdings, LLC for more than the past five years. Peak Holdings, LLC and its affiliates own and manage in excess of three million square feet of office, retail and warehouse space throughout the United States.

Mr. Scott has extensive financial and managerial experience, which the Board believes qualifies him to serve as a member of the Board. Mr. Scott also qualifies as an audit committee financial expert and has financial sophistication as described in the NASDAQ Listing Rules.

John V. Simmons

John V. Simmons has served as Vice President since November 2021. He previously served as President from 2006 to November 2021, as a member of the Executive Committee from 2006 to November 2023, and as Vice President from 2000 until 2006. Mr. Simmons earned a Bachelor of Arts degree in Psychology from the University of Wisconsin.

Mr. Simmons has extensive knowledge and experience in the areas of marketing, product research and development, trade relations and operations developed as an employee of the Company since 1979. The Board believes these skills and experiences qualify him to serve as a member of the Board.

Public Company Directorships

None of the directors have been a director of any other public company in the past five years.

Involvement in Certain Legal Proceedings

None of the directors have been involved in any legal events reportable under Item 401(f) or Item 103(c)(2) of Regulation S-K during the last ten years.

Board Meetings

During fiscal year 2023, the Company’s Board of Directors held ten regularly scheduled monthly meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees upon which they served.

Arrangements or Understandings with Directors

There are no agreements or understandings pursuant to which any of the directors was or is to be elected to serve as a director or nominee.

Further, none of our directors have agreements or arrangements with any person or entity, other than the Company, relating to compensation or other payments in connection with such director’s service to the Company.

Controlled Company Status and Director Independence

The Company is considered a “controlled company” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules based on the approximate 80% beneficial ownership of its outstanding common stock by Bridgford Industries Incorporated and is therefore exempted from various NASDAQ Listing Rules pertaining to certain “independence” requirements of its directors, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and certain requirements with respect to the committees of the Board. Nevertheless, the Board of Directors has determined that Messrs. Andrews and Scott, and Ms. Schott who together comprise the Audit Committee and the Compensation Committee, are all “independent directors” within the meaning of Rule 5605 of the NASDAQ Listing Rules, and Messrs. Bridgford and Simmons who are employees of the Company, Messrs. Bridgford Sr. and Lancy who are retired executives of the Company, and Mr. Ross, who is a consultant to the Company, are not “independent directors.”

Board Committees

The Board of Directors maintains three committees, the Compensation Committee, the Audit Committee and the Nominating Committee.

Compensation Committee

The Compensation Committee currently consists of Messrs. Scott (Chairman) and Andrews and Ms. Schott.

Each of the current members of the Compensation Committee is a non-employee director, and notwithstanding that the Company is a “controlled company” within the meaning of the NASDAQ Listing Rules, each member is independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. The Compensation Committee is responsible for establishing and administering the Company’s compensation arrangements for all executive officers.

The Compensation Committee meets no less frequently than annually (and more frequently as circumstances dictate) to discuss and determine executive officer and director compensation. The Compensation Committee does not generally retain the services of any compensation consultants. However, from time to time it utilizes compensation data from companies that the Compensation Committee deems to be competitive with the Company in connection with its annual review of executive compensation. The Compensation Committee has the power to form and delegate authority to subcommittees when appropriate, provided that such subcommittees are composed entirely of directors who would qualify for membership on the Compensation Committee pursuant to applicable NASDAQ Listing Rules. See “COMPENSATION DISCUSSION AND ANALYSIS” and “Director Compensation” for further discussion regarding executive officer and director compensation.

The Compensation Committee held one meeting during fiscal year 2023. No additional compensation is typically paid to directors for participation on the Compensation Committee. The Compensation Committee operates under a written charter, which was adopted on October 11, 2010, and is attached as Exhibit A to the proxy statement filed for the 2023 annual meeting of shareholders. The charter is not available on the Company’s website.

Audit Committee

The Audit Committee currently consists of Messrs. Scott (Chairman) and Andrews and Ms. Schott.

The Audit Committee has been established in accordance with the rules and regulations of the SEC and each of the current members of the Audit Committee is an “independent director” as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules. In addition, the Board has determined that each of Messrs. Andrews and Scott, and Ms. Schott qualify as “audit committee financial experts” as such term is used in the rules and regulations of the SEC.

The Audit Committee meets periodically with the Company’s independent registered public accountants and reviews the Company’s accounting policies and internal controls. It also reviews the scope and adequacy of the independent registered public accountants’ examination of the Company’s annual financial statements. In addition, the Audit Committee selects the firm of independent registered public accountants to be retained by the Company, subject to shareholder approval, pre-approves services rendered by its independent registered public accountants and pre-approves all related-party transactions.

The Audit Committee held seven meetings during fiscal year 2023. Each of the members of the Audit Committee receives $350 to $550 per meeting depending on the length of each meeting attended. In addition, the Audit Committee holds a pre-earnings release conference with the Company’s independent registered public accountants on a quarterly basis. The Audit Committee operates under an Amended and Restated Audit Committee Charter, which was approved on October 11, 2021. The charter is available on the Company’s website at www.bridgford.com under “Governance.”

Nominating Committee

The Board of Directors has decided that the full Board should perform the functions of a Nominating Committee for the Company. It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to the Company’s shareholders, and for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. Because of its status as a “controlled company” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules, the Company is not required to have a Nominating Committee comprised solely of independent directors. The Nominating Committee does not act pursuant to a written charter.

In its role as Nominating Committee, the full Board identifies and screens new candidates for Board membership. Nevertheless, actions of the Board, in its role as Nominating Committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board, as defined by the NASDAQ Listing Rules.

Director Nomination Process

In identifying new Board candidates, the Board will seek recommendations from existing Board members and executive officers. In addition, the Board will consider any candidates that may have been recommended by any of the Company’s shareholders who have made those recommendations in accordance with the shareholder nomination procedures described below. The Board, in its capacity as Nominating Committee, does not evaluate nominees recommended by shareholders differently from its evaluation of other director nominees. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist in identifying qualified candidates for the Board.

Any shareholder desiring to submit a recommendation for consideration by the Board of a candidate that the shareholder believes is qualified to be a Board nominee at any upcoming shareholders meeting may do so by submitting that recommendation in writing, and in accordance with the time periods and information requirements set forth in our Bylaws, to the Company’s Corporate Secretary, c/o Bridgford Foods Corporation, 1707 South Good-Latimer Expressway, Dallas, Texas 75226. No director nominations by shareholders have been received as of the filing of this Proxy Statement.

In assessing and selecting Board candidates, the Board will consider such factors, among others, as: the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience; the candidate’s reputation for integrity; and the candidate’s participation in local community and local, state, regional or national charitable organizations. When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors. The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others: whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business. The Board believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. Each director must also be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties.

Board Consideration of Diversity

The Board believes that differences in experience, knowledge, skills and expertise enhance the performance of the Board. Accordingly, the Board, in its capacity as Nominating Committee, considers such diversity in selecting and evaluating proposed Board nominees. However, the Board has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board.

Board Diversity Matrix

In accordance with the NASDAQ Listing Rules, the following table reflects our Board diversity matrix as of February 23, 2024:

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	-	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	7

To see our Board diversity matrix as of August 31, 2023, please see the proxy statement filed with the SEC on September 5, 2023.

Board Leadership Structure and the Role of the Board in Risk Management Oversight

Board Leadership Structure

The Board is currently comprised of a total of eight directors. Michael W. Bridgford, who is not a director, serves as the Chairman of the Board. In this capacity, he is principally charged with fulfilling the following duties:

●	Presiding as the Chairman of the meetings of the Board of Directors;

●	Serving as a conduit of information between the independent directors and members of management;

●	Approving Board of Directors meeting agendas and schedules;

●	Calling executive session meetings of the independent directors, as needed;

●	Reviewing information sent to the Board of Directors;

●	Working with the Chief Financial Officer and Corporate Secretary to ensure the Board has adequate resources to support its decision-making obligations;

●	Meeting with shareholders as appropriate; and

●	Such other responsibilities and duties as the Board of Directors shall designate.

The Company has not appointed a Chief Executive Officer. Instead, the Company has historically utilized an Executive Committee to serve in the capacity of Chief Executive Officer. The Board believes that the Executive Committee structure is appropriate for the Company because it requires a full committee of officers, each of whom bring their own experiences and perspectives to bear on their decision making, to discuss and vote on important decisions affecting the Company. The Company has utilized an Executive Committee in lieu of appointing a Chief Executive Officer for more than twenty years. See “Executive Officers” for further discussion about the role and membership of the Executive Committee.

The Chairman of the Board serves on the Executive Committee. Thus, the roles of Chairman of the Board and Chief Executive Officer are intertwined to some extent. However, none of the members of the Executive Committee are also directors. The Board believes that this structure properly maintains the independence of the Board as a whole, and of the Chairman of the Board, from the Executive Committee.

The Board’s Role in Risk Management Oversight

The responsibility for the day-to-day management of risk lies with the Executive Committee. Risk management is not viewed by the Executive Committee as a separate function, but rather is viewed as part of the day-to-day process of running the Company. It is the Board’s responsibility to oversee the Executive Committee with respect to its risk management function and to ensure that the Company’s risk management system is well-functioning and consistent with the Company’s overall corporate strategy and financial goals. In fulfilling that oversight role, the Board focuses on the adequacy of the Company’s overall risk management system. The Board believes that an effective risk management system will adequately identify the material risks to the Company’s business, monitor the effectiveness of the risk mitigating policies and procedures, and provide the Executive Committee with input with respect to the risk management process.

Employee, Director and Officer Hedging

We have not adopted any practice or policy regarding the ability of our employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. The Company’s insider trading policy does not allow insiders to enter into any corresponding or hedging transaction or position with respect to the Company’s securities.

Code of Ethics

The Company adopted a code of ethics that is applicable to, among other individuals, its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and posted the code of ethics on its website at www.bridgford.com under “Governance” (and designated therein as the Code of Conduct - Governance). Any amendment or waiver to the Company’s code of ethics that applies to its directors or executive officers will be posted on its website or in a Current Report on Form 8-K filed with the SEC.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board of Directors generally, or to any director(s), to Bridgford Foods Corporation, 1707 South Good-Latimer Expressway, Dallas, Texas 75226, Attention: Corporate Secretary. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Attendance at Annual Meetings

The Company does not currently have a specific policy regarding director attendance at annual shareholder meetings. However, directors are strongly encouraged to attend annual shareholder meetings. All of the directors then serving on the Board of the Company attended the Company’s 2023 Annual Meeting of Shareholders virtually.

Executive Officers

Members of the Company’s Executive Committee, comprised of the three executive officers named below as of February 23, 2024, act in the capacity of Chief Executive Officer of the Company. For the fiscal year ended November 3, 2023, the Company’s Executive Committee consisted of five members and included William L. Bridgford and John V. Simmons in addition to the officers referenced below. The biographies of William L. Bridgford and John V. Simmons are set forth in the section titled “PROPOSAL 1 - ELECTION OF DIRECTORS.”

The following three executive officers are elected annually to serve on the Executive Committee at the pleasure of the Board of Directors:

Name	Age	Position(s) with our company
Baron R. H. Bridgford II (1)	41	President and Chairman of the Executive Committee
Cindy Matthews-Morales	53	Chief Financial Officer and Secretary and Member of the Executive Committee
Michael W. Bridgford (1)	42	Chairman of the Board and Member of the Executive Committee

(1)	Michael W. Bridgford is the son of William L. Bridgford, our Vice President, is a cousin of Baron R.H. Bridgford II and is director Allan Bridgford Sr.’s great nephew. Baron R.H. Bridgford II is Allan Bridgford Sr.’s great nephew and a cousin of Michael W. Bridgford.

Cindy Matthews-Morales

Cindy Matthews-Morales has served as Chief Financial Officer and a member of the Executive Committee since October 2022. Ms. Matthews-Morales has also served as Secretary since 2006. She previously served as Corporate Controller from 2000 until October 2022. Ms. Matthews-Morales has been a full-time employee of the Company since 2000. She earned a Master of Business Administration with a concentration in Accounting from California State University, Fullerton.

Ms. Matthews-Morales has extensive knowledge in accounting, cash management and financial competency as well as a strong understanding of Company operations.

Michael W. Bridgford

Michael W. Bridgford has served as Chairman of the Board and a member of the Executive Committee since October 2021. He previously served as Vice President from March 2015 until November 2021 and as Assistant Secretary from March 2007 until November 2021. Mr. Bridgford has been a full-time employee of the Company since 2002. He graduated from Vanguard University in 2004 with a degree in Business with an emphasis in Organizational Management.

Mr. Bridgford has overseen sandwich and lunch meat production in the Anaheim and Frozen-Rite plants, led the Anaheim Deli Route division, worked as a Regional Sales Manager in the Frozen Foods division, and most recently been responsible for leading the entire Frozen Foods division’s sales efforts. He also has extensive experience controlling inventory, administering payroll, managing employees, and working with customers.

Baron R. H. Bridgford II

Baron R. H. Bridgford II has served as President and a member of the Executive Committee since October 2021. He previously served as Vice President of the Chicago Meat Snack division from 2008 to 2021 and works closely in the Chicago plant with his father, Baron Bridgford Sr., and brothers, Brian and Richard Bridgford. Mr. Bridgford earned a Bachelor of Science in Business Administration from the University of Colorado.

Mr. Bridgford is a member of the fourth generation of the Bridgford family and has worked for the Company throughout its operations from an early age. He served as a DSD route driver and Route Specialist during the early part of his career, gaining hands-on experience with the Company’s unique DSD distribution model. He has worked closely with Senior Vice President Chris Cole making headquarter calls on the Company’s largest customers. In addition to retail headquarter calls, Mr. Bridgford has developed and grown the Company’s co-packing and warehouse business out of the Chicago plant.

Agreements or Understandings with Officers

There are no agreements or understandings pursuant to which any of the executive officers was or is selected to serve as an executive officer.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock as of February 2, 2024, by each shareholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, by each director and nominee for director, by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group. The information as to each person or entity has been furnished by such person or group.

Amount and Nature of Shares Beneficially Owned

Name and Address of Beneficial Owner(1)	Sole Voting and Investment Power		Total Beneficially Owned(3)	Percentage of Outstanding Shares Beneficially Owned(3)
Bridgford Industries Incorporated 1707 South Good-Latimer Expressway Dallas, TX 75226	7,156,396	(2)	7,156,396	78.8%
Allan L. Bridgford, Sr.	155,882		155,882	1.7%
William L. Bridgford	7,461		7,461	* %
Michael W. Bridgford	—		—	—
Baron R.H. Bridgford II	305		305	*
Raymond F. Lancy	242		242	*
John V. Simmons	363		363	*
Todd C. Andrews	200		200	*
D. Gregory Scott	4,446		4,446	*
Keith A. Ross	—		—	—
Mary Schott	—		—	—
Cindy Matthews-Morales	—		—	—
All directors and executive officers as a group (11 persons)	7,325,295		7,325,295	80.7%

*	Represents ownership of less than one percent (1%) of the outstanding shares.

(1)	Unless otherwise indicated, the address of such beneficial owner is the Company’s principal executive offices, which are located at 1707 South Good-Latimer Expressway, Dallas, Texas 75226.
(2)	Represents shares beneficially owned by Bridgford Industries Incorporated, a Delaware corporation (“BII”) as reported on Amendment No. 1 to Schedule 13D filed with the SEC on February 7, 2017. Other than ownership of these shares, BII does not presently have any significant business or assets. Allan L. Bridgford, Sr., William L. Bridgford, Baron R.H. Bridgford, Michael W. Bridgford and Baron R.H. Bridgford II presently own 18.47%, 7.77%, 9.34%, 0.58% and 0.60%, respectively, of the outstanding voting capital stock of BII. The remaining shares of BII capital stock are owned of record, or beneficially, by 32 additional members of the Bridgford family. The directors of BII jointly vote all of the Company’s shares held by BII.
(3)	Applicable percentage of ownership as of February 2, 2024 is based upon 9,076,832 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Except as otherwise indicated, and subject to community property laws where applicable, to the knowledge of the Company the persons listed above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Changes in Control

We are not aware of any arrangements that have resulted, or may at a subsequent date result, in a change in control of the Company.

REPORT OF THE AUDIT COMMITTEE

Pursuant to a meeting of the Audit Committee on January 15, 2024, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accountants the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission; and (iii) received the written disclosures and the letter from Baker Tilly required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, and has discussed with Baker Tilly its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2023 Annual Report.

AUDIT COMMITTEE

D. Gregory Scott, Chairman

Mary Schott

Todd C. Andrews

The foregoing Audit Committee Report shall not be deemed soliciting material, shall not be deemed filed with the SEC and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of Executive Officers

Compensation Overview

This section provides information regarding the compensation paid to the Company’s named executive officers, or NEOs, all of whom are members of the Executive Committee. The Company has historically been and continues to be principally managed by the Executive Committee.

For fiscal year 2023, the Executive Committee consisted of the following five members:

●	William L. Bridgford, Vice President and Chairman of the Executive Committee
●	Michael W. Bridgford, Chairman of the Board (Principal Executive Officer)
●	Baron R.H. Bridgford II, President
●	John V. Simmons, Vice President
●	Cindy Matthews-Morales, Chief Financial Officer and Secretary (Principal Financial Officer)

For fiscal year 2024, the Executive Committee consists of the following three members:

●	Baron R.H. Bridgford II, President and Chairman of the Executive Committee
●	Michael W. Bridgford, Chairman of the Board (Principal Executive Officer)
●	Cindy Matthews-Morales, Chief Financial Officer and Secretary (Principal Financial Officer)

The Company’s executive compensation program is overseen by the Compensation Committee, which is comprised of certain non-employee members of the Board and, notwithstanding that the Company is a “controlled company” within the meaning of the NASDAQ Listing Rules, each member is independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. The Compensation Committee currently consists of three members, including of Messrs. Scott (Chairman) and Andrews and Ms. Schott. The basic responsibility of the Compensation Committee is to review the performance of the officers and key employees toward achieving the Company’s strategic goals and to help ensure that the Company is able to attract and retain individuals who can lead the Company to achieve those goals.

One of the Company’s primary strategic goals is to increase shareholder value while meeting its objectives for customer satisfaction, improved sales and financial performance, sound corporate governance, and competitive advantage. The Company’s current emphases on controlling costs and improving profit margins on a consistent basis are also important factors which affect the Company’s compensation decisions. The Compensation Committee’s goal is to work with management to balance the Company’s financial goals and circumstances with the need to attract, motivate and retain the fully qualified and capable individuals the Company needs to meet and surpass its customers’ and shareholders’ expectations in a highly competitive industry.

Compensation Philosophy and Objectives

The core of the Company’s executive compensation philosophy is to pay for performance. To that end, incentive bonus targets are set each year to reward excellent executive performance based upon the achievement of profit objectives by business units and the Company’s overall profitability based on pretax income, thus stimulating all executives to assume broad responsibility for the Company’s overall financial welfare and financial performance.

The Compensation Committee’s guiding principles are as follows:

●	Work with management to provide a compensation program that recognizes individual contributions as well as the Company’s overall business results;
●	Provide reasonable levels of total compensation which will enable the Company to attract and retain qualified and capable executive talent within its industry, while also considering the Company’s current goals of controlling costs and effecting consistent improvements in its overall financial condition;
●	Motivate executive officers to deliver optimum individual and business unit performance;
●	Develop and retain a leadership team that is capable of successfully operating and growing an increasingly competitive and complex business in a rapidly changing industry; and
●	Ensure that executive compensation-related disclosures are made to the public on a timely basis.

Role of the Compensation Committee

The compensation of all NEOs and other executive officers is determined by the Compensation Committee. The Compensation Committee met one time during fiscal year 2023. The primary responsibilities of the Compensation Committee include, without limitation, the following:

●	Determine the compensation of the members of the Executive Committee, after taking into account the Board’s assessment of the performance of the Executive Committee, as well as any other executive officers of the Company.
●	Determine the compensation of the Chairman of the Board and the directors of the Company.
●	Assess the performance of the executive officers of the Company other than the members of the Executive Committee (whose performance is assessed by the Board).
●	Review and make recommendations to the Board regarding the Company’s compensation policies and philosophy.
●	Review and make recommendations to the Board with respect to the employment agreements, severance agreements, change of control agreements and other similar agreements between the Company and its executive officers.
●	Administer the Company’s equity incentive plans, including the review and grant of stock option and other equity incentive grants.
●	Review and discuss the Compensation Discussion and Analysis, or CD&A, section of the Company’s annual proxy statement with management, and recommend to the Board that the CD&A be included in the Company’s proxy statement as required.
●	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement.
●	As requested by Company management, review, consult and make recommendations and/or determinations regarding employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs.
●	Assist the Board and management in developing and evaluating potential candidates for executive officer positions.
●	Advise the Board in its succession-planning initiatives for the Company’s executive officers and other senior officers.

Role of Management in the Compensation Determination Process

The Company’s senior management team, particularly the Chairman of the Board and the Chairman of the Executive Committee, support the Compensation Committee in the executive compensation decision-making process. At the request of the Compensation Committee, one or more members of the Executive Committee may present a performance assessment and recommendations to the Compensation Committee regarding base salaries, bonus payments, incentive plan structure and other compensation-related matters for the Company’s executive officers (other than with respect to their own compensation).

Role of Compensation Consultant

The Compensation Committee has decided not to utilize the services of a paid compensation consultant after concluding that such a consultant would provide insufficient value compared to the cost.

Total Compensation for Executive Officers

The compensation packages offered to the Company’s executive officers are comprised of one or more of the following elements:

●	Base salary;
●	Discretionary cash bonuses; and
●	Post-retirement healthcare and pension benefits.

The Company does not have any formal policies which dictate the amount to be paid with respect to each element, nor does it have any policies which dictate the relative proportion of the various elements. The Company also does not have any formal policies for allocating between cash and non-cash compensation and short-term and long-term compensation. Instead, the Company relies on the judgment of the Compensation Committee and input and feedback from the management team, including in particular members of the Executive Committee. The Compensation Committee has no plans to adopt any such formulas, ratios or other such targets that might artificially dilute the Company’s effectiveness in achieving its overall profit objectives. In fact, all of the Company’s compensation policy decisions are made in the context of its current financial position and are subordinated to the Company’s current goal of achieving overall profitability on an annual basis. Each of the compensation components is described in more detail below.

Base Salary

The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of an executive’s assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market. Base salaries for executive officers are determined based on the nature and responsibility of the position, salary norms for comparable positions at similar companies, the expertise and effectiveness of the individual executive, and the competitiveness of the market for the executive officer’s services.

The Company has successfully held most base salaries at the low end of the competitive range in order to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business without incurring a large turnover in executive talent and leadership.

Any “merit increases” for the Company’s executive officers are subject to the same budgetary constraints that apply to all other employees. Executive officer salaries are evaluated as part of the Company’s annual review process and may be adjusted where justified in the context of the Company’s current focus on profitability and controlling expenses.

For fiscal year 2024, the Compensation Committee set a base salary of $6,180 per week for each Executive Committee member, reduced on a pro-rata basis for any member working less than a full-time schedule. For fiscal year 2023, the Compensation Committee set a base salary of $6,000 per week for each Executive Committee member, reduced on a pro-rata basis for any member working less than a full-time schedule.

Discretionary Cash Bonuses

The Company’s policy is to make a significant portion of each NEO’s total compensation contingent upon the Company’s financial performance. The Compensation Committee believes that the payment of cash bonuses based on the Company’s financial success allows the Company to offer a competitive total compensation package despite relatively lower base salaries, while aligning a significant portion of executive compensation with the achievement of positive Company financial results. However, while the payment of these cash bonuses to the NEOs is generally correlated with the achievement of positive Company financial results, there are no specific performance targets communicated to the NEOs in advance, and the bonuses are ultimately paid at the discretion of the Compensation Committee after receiving input from the Chairman of the Board. For the fiscal year ended November 3, 2023, discretionary bonuses were awarded to the members of the Company’s Executive Committee as disclosed in detail in the Summary Compensation Table.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee has concluded that long-term stock-related compensation has very limited value as an employee incentive or retention tool because the Company’s equity-based incentive awards have historically provided little or no value to the recipient. In addition, beginning in 2005, U.S. accounting rules required the Company to expense any stock option awards according to a formula which could impose a costly charge on the Company’s income statements, thereby burdening or erasing its profit margins. Because of these factors, the Company has not granted stock options or restricted stock awards for many years. Instead, the Compensation Committee aims to align the interests of the NEOs with those of the Company’s shareholders by creating a link between the payment of executive compensation and the achievement of Company financial goals as described above. The Company’s 1999 Stock Incentive Plan expired by its own terms on April 29, 2009. No stock options remain outstanding and no additional stock options or restricted stock may be granted thereunder.

Pension and Retirement Benefits

Retirement Plan for Administrative and Sales Employees of Bridgford Foods Corporation. The Company has a defined benefit plan, or the Primary Benefit Plan, for certain of its employees not covered by collective bargaining agreements. The Primary Benefit Plan, administered by a major life insurance company, presently provides that participants receive an annual benefit on retirement equal to 1.5% of their total compensation from the Company during their period of participation from 1958. Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of a monthly lifetime annuity commencing at age 65 or the participant’s date of retirement, whichever is later. Effective May 12, 2006, future benefit accruals under the Primary Benefit Plan were frozen.

Supplemental Executive Retirement Plan. Retirement benefits otherwise available to certain key executives under the Primary Benefit Plan have been limited by the effects of the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) and the Tax Reform Act of 1986 (“TRA”). To offset the loss of retirement benefits associated with TEFRA and TRA, the Company has adopted a non-qualified “makeup” benefit plan (the “Supplemental Executive Retirement Plan”). Benefits will be provided under the Supplemental Executive Retirement Plan in an amount equal to 60% of each participant’s final average earnings minus any pension benefits and primary insurance amounts available to them under Social Security. Benefits provided under this plan for William L. Bridgford are calculated at 50% of final average earnings, capped at $200,000 per year, without offsets for other pension or Social Security benefits.

Bridgford Foods Retirement Savings 401(k) Plan. The Company implemented a 401(k)-plan effective May 13, 2006. The Company makes a matching contribution to each employee’s account based on pretax contributions in an amount equal to 100% of the first 3% of compensation and 50% of the next 2% of compensation contributed to the Plan. Certain limitations on optional pre-tax contributions to the plan are imposed pursuant to the Internal Revenue Code of 1986, as amended. No amounts are contributed by the Company unless the employee elects to make a pretax contribution to the Plan.

Non-Qualified Deferred Compensation

Effective January 1, 1991, the Company adopted a deferred compensation savings plan for certain key employees. Under this arrangement, selected employees contributed a portion of their annual compensation to the plan. The Company contributed an amount to each participant’s account by computing an investment return equal to Moody’s Average Seasoned Bond Rate plus 2%. The purpose of the plan was to provide tax planning and supplemental funds upon retirement or death for certain selected employees and to aid in retaining and attracting employees of exceptional ability. Separate accounts are maintained for each participant to properly reflect his or her total vested account balance. No contributions or salary deferrals have been made in the past ten years.

Perquisites and Other Benefits

The Company provides its executive officers with various health and welfare programs and other employee benefits which are generally available on the same cost-sharing basis to all of its employees. However, in keeping with the Company’s policy of controlling costs in connection with its profitability objectives, it does not provide any significant perquisites or other special benefits to its executive officers including, but not limited to, payment of club memberships, fees associated with financial planning, executive dining rooms or special transportation rights. The Company does not own an airplane and does not provide aircraft for executives for business or personal purposes.

The Company provides post-retirement healthcare benefits for certain executives and their spouses (who are within fifteen years of age of the employee) who have reached normal retirement age. This coverage is secondary to Medicare. Coverage for spouses continues upon the death of the employee. The maximum benefit under the plan is $100,000 per year per retiree. The combined loss on this plan was $9,000 and $3,000 during fiscal year 2023 and 2022, respectively, for all active and retired participants.

The Company paid life and disability insurance premiums on policies for John V. Simmons under which he is the named owner and beneficiary. No further premiums are due on these policies.

Employment and Consulting Agreements

The Company currently does not have any employment agreements with any of its NEOs. However, on August 12, 2019, the Company entered into a consulting agreement with Allan L. Bridgford, Sr., pursuant to which the Company has engaged Mr. Bridgford to provide consulting services to the Company, which commenced effective October 30, 2021 upon his retirement from employment with the Company on October 29, 2021. Under the terms of the consulting agreement, Mr. Bridgford provides to the Company consulting services, including, but not limited to, business development and strategic partnering, commencing on the date of his retirement and until such agreement is terminated by either party upon at least thirty (30) days’ notice to the other party. Mr. Bridgford will be compensated at a rate of $20,833.33 per month and will be reimbursed for all reasonable out of pocket expenses incurred in rendering such services. Additionally, upon the retirement of Raymond F. Lancy on February 1, 2023, the Company entered into a consulting agreement with Mr. Lancy to provide as needed consulting services to the Company. Mr. Lancy is compensated at an hourly rate of $157.50 and is reimbursed for all reasonable out of pocket expenses incurred in rendering such services.

Payments Upon Termination of Employment or Change in Control

The Company currently does not have any severance, change of control or similar agreements with any of its NEOs. Refer to the compensation discussion below for information on pension, deferred compensation, and benefit-related payments payable in the event of a qualifying event such as employment termination, disability, death, or sale/merger/acquisition.

Tax and Accounting Implications

The Compensation Committee is responsible for considering the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which in fiscal year 2023 provided that it could not deduct compensation of more than $1,000,000 that is paid to its executive officers. The Company believes that the compensation paid under the current management incentive programs is fully deductible for federal income tax purposes. In certain situations, the Compensation Committee may approve compensation that will not meet the requirements for deductibility in order to ensure competitive levels of compensation for its executives and to meet its obligations under the terms of various incentive programs. However, the issue of deductibility has not come before the Compensation Committee in recent years and is not expected to be a concern for the foreseeable future.

Shareholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company held a shareholder vote on the frequency of an advisory (non-binding) shareholder vote on the compensation of the Company’s NEOs (commonly known as a “say-on-pay” proposal) at its 2023 Annual Meeting of Shareholders. At such meeting, the shareholders of the Company elected to hold a say-on-pay vote every three years. The Company’s shareholders most recently approved the overall compensation of the Company’s NEOs at the 2023 Annual Meeting of Shareholders. The Compensation Committee considers the results of the shareholders’ advisory say-on-pay vote in its determination of NEO compensation. The Company’s next say-on-pay shareholder vote shall be at the 2026 Annual Meeting of Shareholders and the next shareholder vote on frequency shall be at the 2029 Annual Meeting of Shareholders.

Summary Compensation Table

The table below provides summary information concerning cash and certain other compensation paid to or accrued for the Company’s NEOs during fiscal years 2023 and 2022, respectively. Each of the NEOs named below were also members of the Executive Committee during the referenced periods, which Committee acts in the capacity of Chief Executive Officer of the Company.

See “COMPENSATION DISCUSSION AND ANALYSIS” for further discussion of compensation arrangements pursuant to which the amounts listed in the table below were paid or awarded and the criteria for such payment or award.

Name and Principal Position	Year	Base Salary($)(1)	Bonus($)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(5)	All Other Compensation($)(6)	Total($)
Michael W. Bridgford (7)	2023	312,000	165,351	-	-	-	-	21,200	498,551
Chairman of the Board	2022	297,050	153,392	-	-	-	-	20,200	470,642
Baron R. Bridgford II (8)	2023	312,000	165,351	-	-	-	-	21,200	498,551
President	2022	297,050	153,392	-	-	-	-	20,200	470,642
William L. Bridgford (7)	2023	312,000	165,351	-	-	-	-	21,200	498,551
Vice President	2022	297,050	153,392	-	-	-	-	20,200	470,642
John V. Simmons (8)	2023	312,000	165,351	-	-	-	-	21,200	498,551
Vice President	2022	297,050	153,392	-	-	-	-	20,200	470,642
Cindy Matthews-Morales	2023	312,000	165,351	-	-	-	43,378	21,200	520,729
Chief Financial Officer	2022	-	-	-	-	-	-	-	-

(1)	Fiscal year 2023 was 53 weeks and fiscal year 2022 was 52 weeks.
(2)	The Company did not grant any stock awards to any of the NEOs during fiscal years 2023 or 2022.
(3)	The Company did not grant any option awards to any of the NEOs during fiscal years 2023 or 2022.

(4)	The Company did not utilize any non-equity incentive plans in order to pay compensation to its NEOs in fiscal years 2023 or 2022. While it is the Company’s policy to provide each of the NEOs with an opportunity to earn cash bonuses that are correlated with the Company’s financial performance, the payment of the bonuses is ultimately subject to the discretion of the Compensation Committee. See “COMPENSATION DISCUSSION AND ANALYSIS – Total Compensation for Executive Officers – Discretionary Cash Bonuses.”
(5)	This column includes the aggregate positive change in actuarial present value of each NEO’s accumulated benefit under all defined benefit and supplemental pension plans. In accordance with SEC rules, to the extent the aggregate change in present value of all defined benefit and supplemental pension plans for a particular fiscal year would have been a negative amount, the amount has instead been reported as $0 and the aggregate compensation for the NEO in the “Total” column has not been adjusted to reflect the negative amount. In addition, to the extent that the change in present value of any particular defined benefit or supplemental pension plan for a particular year was a negative amount, the negative amount has not been used to offset the positive change in present value associated with the other applicable defined benefit or supplemental pension plans. The aggregate change in the present value of the non-qualified deferred compensation plan and pension and retirement benefits for the NEOs in fiscal years 2023 and 2022 was as follows: (i) for fiscal year 2023, William L. Bridgford (-$47,447), John V. Simmons (-$40,876), Michael W. Bridgford (-$1,173), Baron R.H. Bridgford II (-$62,138) and Cindy Matthews-Morales ($43,378), and (ii) for fiscal year 2022, William L. Bridgford (-$238,754) and John V. Simmons (-$212,407).
(6)	Consists of matching contributions of the Bridgford Foods Retirement Savings 401(k) plan made by the Company on behalf of each of the NEO’s. $8,000 is offset to cancellation of health benefits.
(7)	Effective October 30, 2021, Michael W. Bridgford succeeded William L. Bridgford as Chairman of the Board. Effective the same date, William L .Bridgford was appointed as Vice President and Chairman of the Executive Committee.
(8)	Effective October 30, 2021, Baron R.H. Bridgford II succeeded John V. Simmons as President and Mr. Simmons was appointed Vice President.
(9)	Effective October 29, 2022, Cindy Matthews-Morales succeeded Raymond F. Lancy as Chief Financial Officer.

Narrative to Summary Compensation Table

See “COMPENSATION DISCUSSION AND ANALYSIS” for further discussion of compensation arrangements pursuant to which amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment or award.

Grants of Plan-Based Awards

There were no stock options, restricted stock, restricted stock units or equity or non-equity-based performance awards granted to the Company’s NEOs during fiscal years 2023 or 2022. The Company’s 1999 Stock Incentive Plan expired by its own terms on April 29, 2009, and no additional stock options or restricted stock may be granted thereunder.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding options or stock awards held by any NEOs as of November 3, 2023.

Option Exercises and Stock Vested

There were no shares acquired upon the exercise of stock options or vesting of stock awards by any NEOs during fiscal years 2023 or 2022.

Pension Benefits

The tables below provide information concerning retirement plan benefits for each NEO and payments due upon certain termination scenarios.

Retirement Plan for Administrative and Sales Employees of Bridgford Foods Corporation

Normal Retirement: Benefits commence upon reaching the “Normal Retirement Date”, which is the first day of the month on or after attainment of age 65. Pension benefit payments begin on the normal retirement date and continue until death.

Early Retirement: A participant may choose to retire up to ten years before the normal retirement date. If a participant retires early, the accrued pension will be reduced by a percentage to reflect the longer period over which pension benefits will be received. If a participant is married for at least one year and dies before retirement, a pension benefit will be payable to the surviving spouse for his or her life, provided certain eligibility requirements have been met.

Death Benefits: Payments to a surviving spouse will begin on the first day of the month following a participant’s death but not sooner than the earliest date a participant could have elected to retire.

Disability Benefits: A disability benefit is the accrued pension credited to a participant as of the date of disability.

The years of credited service, present value of accumulated plan benefits and payments made during the fiscal year were as follows:

For the Fiscal Year ended November 3, 2023:

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
William L. Bridgford	50	$610,240	$-
John V. Simmons	44	$524,135	$-
Michael Bridgford	21	$10,733	$-
Baron R. H. Bridgford II	18	$-	$-
Cindy Matthews-Morales	23	$43,378	$-

(1)	The assumed discount rate used was 5.96% to compute the present value of the accumulated benefit. The Pri-2012 Total Dataset Mortality Table with MP- 2021 Scaling was used and an expected return on assets of 7.00% was assumed.

For the Fiscal Year ended October 28, 2022:

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
William L. Bridgford	49	$657,686	$-
John V. Simmons	43	$565,012	$-

(1)	The assumed discount rate used was 5.44% to compute the present value of the accumulated benefit. The Pri-2012 Total Dataset Mortality Table with MP- 2021 Scaling was used and an expected return on assets of 7.00% was assumed.

Supplemental Executive Retirement Plan (SERP)

Payment of Retirement Benefit: All retirement, disability and death benefits shall be paid in monthly installments beginning on the commencement date following the participant’s retirement, disability or death and shall continue for a period of fifteen years.

Normal Retirement: Benefits commence upon reaching the “Normal Retirement Date”, which means the date on which the participant has both attained age 65 and completed at least ten years of participation. SERP benefit payments begin at the normal retirement date or later depending on the election of the participant.

Early Retirement: A participant may choose to retire up to ten years before the normal retirement date if the participant has completed at least five years of participation. If a participant retires early, the SERP benefit will be determined based on the vested percentage attained as the time of retirement.

Death Benefits: If a participant dies prior to having commenced receipt of benefits and is eligible for benefits hereunder, the participant’s beneficiary shall be entitled to receive an annual death benefit equal to the Normal Retirement Benefit determined as if the participant attained Normal Retirement Age on the date of his death, or, if after the Participant’s Normal Retirement Date, equal to the Late Retirement Benefit. If a participant dies after having commenced receipt of benefits, benefits shall continue to be paid but to the Participant’s Beneficiary at the same time and in the same form as the benefits would have been payable to the participant. No benefit will be payable to a participant’s beneficiary if the participant terminates employment with the Company before he is eligible for a retirement benefit and thereafter dies.

Disability Benefits: A disability benefit is the vested percentage of SERP benefit credited to a participant as of the date of disability.

The present value of accumulated plan benefits and payments made during the fiscal year were as follows:

For the Fiscal Year ended November 3, 2023:

Name	Present Value of Accumulated Benefit (1)		Payments During Last Fiscal Year
William L. Bridgford		$2,009,854	$	_
John V. Simmons	$	_	$	_

(1)	A 5.96% discount rate was used to compute the present values.

For the Fiscal Year ended October 28, 2022:

Name	Present Value of Accumulated Benefit (1)		Payments During Last Fiscal Year
William L. Bridgford		$2,074,456	$	_
John V. Simmons	$	_	$	_

(1)	A 5.44% discount rate was used to compute the present values.

The following table estimates the present value of SERP benefits under different employment termination scenarios as of November 3, 2023:

Name	Present Value of Benefit Upon Voluntary Termination of Employment (1)		Present Value of Benefit if Disabled (1)		Present Value of Benefit Upon Death(1)		Present Value of Benefit Upon Involuntary Termination of Employment due to Sale/Merger/ Acquisition (1)
William L. Bridgford (2)		$2,009,854		$2,009,854		$2,009,854		$2,009,854
John V. Simmons	$	_	$	_	$	_	$	_

(1)	In each scenario above, the benefit amount shown is calculated on November 3, 2023. A 5.96% discount rate was used to compute the present values. In the case of a voluntary termination, the participant shall be entitled to the vested portion of any such early retirement benefit but shall not commence receipt of such early retirement benefit until the commencement date following the date the participant would have attained the early retirement date had the participant remained employed by the Company. Upon a finding that the participant (or, after the participant’s death, a beneficiary) has suffered an unforeseeable emergency, the Committee may at the request of the participant or beneficiary, and subject to compliance with Internal Revenue Code Section 409A, accelerate distribution of benefits under the SERP in the amount reasonably necessary to alleviate such unforeseeable emergency.

(2)	Death benefits for William L. Bridgford are paid in the form of a monthly annuity. The actual payment amount for William L. Bridgford would be determined using a discount rate similar to the rate required for qualified plans. The rate assumed for these estimates is 5.96%.

The following table estimates future SERP payments under different termination scenarios as of November 3, 2023:

Name	Payment Upon Voluntary Termination of Employment	Payment if Disabled (1)	Death Benefit from Plan (2)	Involuntary Termination of Employment Due to Sale/Merger/ Acquisition
William L. Bridgford	$16,666.67 per month for 180 months beginning on 11/03/23	$16,666.67 per month for 180 months commencing after disability	$16,666.67 per month for 180 months beginning just after death	Lump Sum payment due at termination of $2,009,854
John V. Simmons	—	—	—	—

(1)	Disability amount is decreased by any Company paid disability insurance policies, Social Security disability benefits, or other Federal or State disability programs. In the case of a voluntary termination, the participant shall be entitled to the vested portion of any such early retirement benefit but shall not commence receipt of such early retirement benefit until the commencement date following the date the participant would have attained the early retirement date had the participant remained employed by the Company. Upon a finding that the participant (or, after the participant’s death, a beneficiary) has suffered an unforeseeable emergency, the Committee may at the request of the participant or beneficiary, and subject to compliance with Internal Revenue Code Section 409A, accelerate distribution of benefits under the SERP in the amount reasonably necessary to alleviate such unforeseeable emergency.

(2)	Assumes death on November 3, 2023. The discount rate used to calculate the lump sum amount is 5.96%.

See “COMPENSATION DISCUSSION AND ANALYSIS – Total Compensation for Executive Officers — Pension and Retirement Benefits” for further discussion of the pension benefits contained in the tables above.

Non-Qualified Deferred Compensation

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended November 3, 2023.

Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended October 28, 2022.

Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—

The following table estimates the present value of non-qualified deferred compensation benefits under different employment termination scenarios as of November 3, 2023:

Name	Present Value of Benefit at Termination of Employment	Present Value of Benefit if Disabled	Present Value of Benefit Upon Death	Present Value of Benefit Upon Involuntary Termination of Employment Due to Sale/Merger/ Acquisition
William L. Bridgford	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—

The deferred compensation amounts are calculated using a crediting rate equal to Moody’s Average Seasoned Bond Rate, plus 2%. This rate is subject to fluctuation. Upon death, the deferred compensation benefits are paid in a lump sum equal to the individual’s remaining account balance.

See “COMPENSATION DISCUSSION AND ANALYSIS – Total Compensation for Executive Officers – Non-Qualified Deferred Compensation” for further discussion of the non-qualified deferred compensation benefits contained in the tables above.

Pay Versus Performance Disclosure

Pursuant to Item 402(v) of Regulation S-K of the Exchange Act, the following table sets forth information about the relationship between the compensation actually paid to our principal executive officer, or PEO, and non-PEO named executive officers, or Non-PEO NEOs, and certain performance metrics of the Company. For further information regarding executive compensation for our named executive officers, refer to “COMPENSATION DISCUSSION AND ANALYSIS - Compensation Of Executive Officers.”

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(4)	Net Income(5)
2023	$496,951	$496,951	$507,796	$496,951	$89.51	$3,474,000
2022	$470,042	$470,042	$447,520	$447,520	$106.05	$45,066,000

(1)	Michael W. Bridgford, our Chairman of the Board, was our PEO for fiscal years 2022 and 2023.

(2)	The dollar amounts reflected in this column represent the compensation actually paid to the PEO and the non-PEO NEOs, respectively, computed in accordance with Item 402(v) of Regulation S-K. There were no adjustments made to compensation actually paid on account of equity awards since no such awards were made or remain outstanding as of the fiscal years covered. However, a reduction to a Non-PEO NEO’s compensation actually paid in the amount of $43,378 was made for fiscal year 2023 to reflect the aggregate positive change in the present value of the non-qualified deferred compensation plan and pension and retirement benefits for such individual reflected in the Summary Compensation Table.

(3)	The Non-PEO NEOs for each year reported were as follows:

●	2023: William L. Bridgford, John V. Simmons, Baron R. Bridgford II and Cindy Matthews-Morales.
●	2022: William L. Bridgford, John V. Simmons, Raymond F. Lancy and Baron R. Bridgford II.

(4)	The total shareholder return, or TSR, is determined based on the value of an initial fixed investment of $100 on October 29, 2021, the last day of fiscal year 2021, through the last day of each fiscal year in the table.

(5)	The Net Income for fiscal years 2022 and 2023 as reported in our 2023 Annual Report on Form 10-K for the fiscal year ended November 3, 2023.

Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return

As shown in the graph below, the compensation actually paid to our PEO, Michael W. Bridgford, and the average amount of compensation actually paid to our Non-PEO NEOs during the covered fiscal years are directly correlated with each other since the PEO and each of the Non-PEO NEOs are members of the Executive Committee, which Committee acts in the capacity of the Chief Executive Officer of the Company. Each member of the Executive Committee receives the same base salary and discretionary cash bonus (if any), reduced on a pro-rata basis for any member working less than a full-time schedule (as was the case for Raymond F. Lancy during fiscal year 2022). While we utilize several performance measures to align executive compensation with the Company’s performance, they tend not to be directly tied to TSR. For example, part of the compensation our PEO and Non-PEO NEOs are eligible to receive consists of annual discretionary performance-based cash bonuses, which are designed to incentivize our executives to achieve positive Company financial results among other things and reward them for achievement of these results.

The graph below compares the compensation actually paid to our PEO, the average of the compensation actually paid to our Non-PEO NEOs, and the cumulative TSR. The TSR amounts in the graph assume that $100 was invested on October 29, 2021, and that all distributions or dividends, if any, were reinvested on a quarterly basis.

Relationship Between Compensation Actually Paid and Net Income

The graph below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our Non-PEO NEOs with our net income as reported in our Annual Report on Form 10-K for the fiscal year ended November 3, 2023.

Director Compensation

The following table summarizes the total compensation paid and accrued by the Company to directors who were not employees during fiscal year 2023, other than Raymond F. Lancy who retired from employment with the Company effective February 1, 2023. Directors who were employees did not receive any additional compensation for their services as directors while they were also employees of the Company.

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Todd C. Andrews	$28,450		$—	$—	$—	$—	$—		$28,450
Keith A. Ross	$25,800		—	—	—	$—	$—		$25,800
D. Gregory Scott	$22,940		$—	$—	$—	$—	$—		$22,940
Mary Schott	$28,450		$—	$—	$—	$—	$—		$28,450
Allan L. Bridgford, Sr.	$—		$—	$—	$—	$—	$250,000	(1)	$250,000
Raymond F. Lancy	$20,640	(2)	$—	$—	$—	$—	$96,774	(3)	$117,414

(1)	Allan L. Bridgford, Sr. did not receive any fees for his services as a director. Rather, Mr. Bridgford, Sr.’s compensation consisted solely of $250,000 paid pursuant to his consulting agreement for consulting services rendered to the Company in fiscal year 2023. See “CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS” for further details.
(2)	The amount consists of fees for Mr. Lancy’s services as a director following his retirement from employment effective February 1, 2023.
(3)	The amount consists of (x) a pro-rated base salary ($57,600), bonus ($23,211) and matching contribution by the Company to the Bridgford Foods Retirement Savings 401(k) plan ($13,600) paid to Mr. Lancy for fiscal year 2023 prior to his retirement from employment with the Company effective February 1, 2023, as well as (y) $2,363 paid to Mr. Lancy pursuant to his consulting agreement for services rendered to the Company in fiscal year 2023 after his retirement from employment.

Narrative to Director Compensation Table

The Company uses cash compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Compensation Committee considers the demands that have been placed and will continue to be placed on the directors and the skill-level required by its directors. In addition, as with the Company’s executive officers, compensation decisions for directors are made in the context of the Company’s focus on controlling costs and increasing profitability.

The directors are not paid an annual retainer for their service on the Board. Instead, each non-employee director, other than Allan L. Bridgford, Sr., was paid $2,580 for each of the Board meetings attended during fiscal year 2023. Members of the Audit Committee were paid $350 to $550 for each Audit Committee meeting attended in fiscal year 2023 depending on the length of the meeting. Directors were not paid any additional compensation for their service on the Nominating Committee or the Compensation Committee in fiscal year 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and shareholders who own more than ten percent of any registered class of our equity securities registered pursuant to Section 12 of the Exchange Act, or Reporting Persons, to file with reports of ownership and reports of changes in ownership of securities with the SEC. Based solely on our review of the reports that have been filed by or on behalf of such Reporting Persons in this regard, and the representations made by our directors and executive officers to us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended November 3, 2023, except for a late Form 3 filing for Cindy Matthews-Morales and late Form 4 filings for Richard E. Bridgford (two reports and two purchase transactions, also missing Form 3), Brian E. Bridgford (two reports and five purchase transactions, also missing Form 3), Baron R. Bridgford II (one report and three purchase transactions), Allan L. Bridgford Jr. (one report and seven purchase transactions), Baron Bridgford (one report and five purchase transactions, also missing Form 3), Travis Robbins (one report and two purchase transactions, also missing Form 3), D. Gregory Scott (one report and two purchase transactions), Juan Luis Silva (one report and two purchase transactions, also missing Form 3) and Christopher W. Cole (one report and one purchase transaction, also missing Form 3).

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related Transactions

The Company’s general legal counsel is Richard K. Bridgford, the son of director Allan L. Bridgford, Sr. For his legal counsel, he currently is paid a fee of $2,580 for each Board of Directors meeting attended. Total fees paid for attending Board of Directors meetings were $25,800 in fiscal year 2023 and $28,180 in fiscal year 2022. In addition, legal services are performed on behalf of the Company and billed by a firm in which he is a partner. Total fees billed for legal services under this arrangement for each of fiscal years 2023 and 2022 were approximately $88,000 and $87,000, respectively.

Former director Allan L. Bridgford, Jr., son of director Allan L. Bridgford, Sr., is providing consulting services to the Chicago plant and management pursuant to a consulting agreement with the Company. The contract on behalf of the Company with Allan L. Bridgford, Jr. is for consulting services at $1,260 per day. Total fees billed under this arrangement were approximately $130,800 in fiscal year 2023 and $100,800 in fiscal year 2022. Under an arrangement with Allan L. Bridgford, Jr., we accrued $203,336 in profit sharing for fiscal year 2023 and we accrued $100,800 in profit sharing for fiscal year 2022.

Director Allan L. Bridgford, Sr. is providing consulting services to the Company pursuant to his consulting agreement with the Company. Total fees billed under this arrangement were approximately $250,000 in fiscal year 2023. See “COMPENSATION DISCUSSION AND ANALYSIS – Employment and Consulting Agreements.”

Director Keith A. Ross did not provide any real-estate consulting services to the Board and management during fiscal year 2023. Fees of approximately $4,960 were paid for consulting services in fiscal year 2022. Additionally, in connection with the closing of the sale of the Company’s Green Street property in June 2022, the Company paid $300,000 to KR6, Inc., an entity controlled by Mr. Ross.

Other than the relationships noted above, the Company is not aware of any related party transactions that would require disclosure as a related party transaction under SEC rules.

Review, Approval or Ratification of Transactions With Related Persons

The Company’s executive officers, directors, nominees for directors and principal shareholders, including their immediate family members and affiliates, are prohibited from entering into related party transactions with the Company that would be reportable under Item 404 of Regulation S-K without the prior approval of its Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, or nominee for director, principal shareholder or any of such persons’ immediate family members or affiliates that would be reportable under Item 404 of Regulation S-K must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Audit Committee shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with the Company’s best interests, as determined in good faith by the Audit Committee (or other independent committee, as applicable). The requirement for the Audit Committee to review related-party transactions (defined as those transactions required to be disclosed under Item 404 of Regulation S-K) is set forth in the Amended and Restated Audit Committee Charter, which was approved on October 11, 2021.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has, subject to ratification by the shareholders, appointed Baker Tilly as the Company’s independent registered public accountants for the fiscal year ending November 1, 2024.

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on any matter is required to ratify the appointment of Baker Tilly. Abstentions will have the same effect as votes “AGAINST” this proposal. Brokers have discretion to vote uninstructed shares with respect to this proposal. Accordingly, broker non-votes are not likely to occur with respect to this proposal.

Proxies received in response to this solicitation will be voted “FOR” the approval of Baker Tilly unless otherwise specified in the proxy. In the event of a negative vote on such ratification, the Audit Committee of the Board of Directors will reconsider its selection; provided, however, that the Audit Committee may select Baker Tilly notwithstanding the failure of the shareholders to ratify its selection. Representatives of Baker Tilly will be present at the meeting and available to respond to questions. They will have the opportunity to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING NOVEMBER 1, 2024.

Principal Accountant Fees and Services

Audit Fees

Fees charged by Baker Tilly for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal years 2023 and 2022 were approximately $218,500 and $212,000, respectively.

Audit-Related Fees

Audit-related fees typically consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include consultations related to the Sarbanes-Oxley Act and consultations concerning financial accounting and reporting standards. There were no audit-related fees billed by Baker Tilly for fiscal year 2023 or fiscal year 2022.

Tax Fees

Tax fees are comprised of services that include assistance related to state tax compliance services and consultations regarding federal and state research and development tax credits. No fees were billed by Baker Tilly for tax consulting during fiscal year 2023 or fiscal year 2022.

All Other Fees

All other fees are comprised of fees for initial planning for certification of internal controls over financial reporting. No such fees were billed by Baker Tilly for fiscal year 2023 or fiscal year 2022.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. During fiscal years 2023 and 2022, the Audit Committee approved all such services rendered by its independent registered public accountants. For audit services, the independent registered public accountants provide the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent registered public accountants to provide during the fiscal year. The Company’s senior management and the independent registered public accountants will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services.

PROPOSAL 3

SHAREHOLDER PROPOSAL

We have been notified that Mr. Mark Krieger, 9832 Brentwood Dr., Santa Ana, California 92705, who reports that he was the beneficial owner of at least $25,000 of our common stock for at least one year as of December 31, 2023 and intends to hold his shares of our common stock through the date of the Annual Meeting, intends to present the proposal below for consideration and a shareholder vote at the Annual Meeting. The proposal, along with Mr. Krieger’s supporting statement, appear below as received by us. The accuracy and content contained in the shareholder proposal and supporting statement are Mr. Krieger’s sole responsibility.

For the reasons set forth following the proposal and supporting statement, the Board and management disagree with Mr. Krieger’s proposal and supporting statement.

Approval of Mr. Krieger’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote on any matter. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

Mr. Krieger’s Proposal and Supporting Statement

Proposal: requires the company to return a minimum of 20% of annual net earnings to shareholders via a cash dividend, share buyback or a combination of both.

Supporting statement: The reason behind this proposal is to help boost shareholder value. Once this occurs, the marketplace should have more confidence in the company and logically price the shares accordingly- to reflect less uncertainty.

To illustrate: Shareholder’s equity per share on 11/3/2017 was $6.17 and five years later it has risen to $13.92 (fiscal year ended 11/3/2022). That represents a 125% increase in shareholder’s equity during that five-year timeframe, with the company producing approximately $7.75 of retained earnings.

The issue? Not one penny of those earnings has translated into shareholder value via share appreciation. In fact, the share price has actually fallen 13.40% from $12.80 per share in November of 2017 to a closing price of $11.09 as of January 12, 2024. These facts are difficult to face in comparison to the S&P 500 index which rose 83% during the same timeframe.

The proposal is in effect, a safeguard from preventing this unfortunate narrative from perpetuating itself. It is by far, the best single option for all shareholders. It will ensure shareholder value is enhanced in a punctual manner.

Board of Directors’ Statement in Opposition to Proposal 3 (Shareholder Proposal)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

The Board of Directors remains committed to enhancing shareholder value and achieving a fair return for our shareholders through developing, producing, selling and distributing superior quality food products that provide a consistent value to our customers. Members of the Bridgford family own or control more than 80% of our outstanding common stock, and many members of the extended Bridgford family hold key management positions in the Company. While the Board regularly considers the return of capital to its shareholders through a cash dividend and through repurchases of its outstanding shares of common stock, the Board and management are currently dedicated to generating shareholder value by reinvesting in growth in the Company’s business, striving to maintain a competitive edge through forward thinking, and minimizing debt, rather than through distributing dividends or repurchasing outstanding shares. The Bridgford family is the largest shareholder group of the Company and would stand to benefit the most from a dividend declaration. By reinvesting in the Company, the Board, management and the Bridgford family are demonstrating their commitment to long-term growth and a strategic mindset to poise the Company for sustained success.

Reinvestment in Growth — During fiscal year 2023, we spent $2.6 million on property, plant, and equipment to fund the acquisition of equipment, upgrade facilities to maintain operating efficiency and invest in cost-effective technologies to lower costs and support future growth. We have invested over $66.0 million in infrastructure since fiscal year 2017 to develop a state-of-the-art production and warehousing facility in Chicago, Illinois in support of these strategic objectives. We funded these investments with our operating income and the proceeds from the sale of the Green Street property in Chicago in June 2022 for $60.0 million, and paid off $37.0 million in debt using these sales proceeds, efforts that not only improved our liquidity position and balance sheet, but also positioned us to achieve meaningful growth. The development of this production and warehousing facility, for example, increased our operating capacity and laid the groundwork to achieve $251.6 million in sales during fiscal year 2023, the second highest amount of annual sales in the Company’s history. A mandatory dividend or share repurchase requirement may handicap us from pursuing our strategic objectives and executing our growth strategy.

Stock Repurchase Plan Consideration — Since 1999, we have had a stock repurchase program, one of the primary objectives of which has been to distribute cash to shareholders. As of the end of fiscal year 2023, we had cumulatively repurchased 1,879,887 shares of common stock under the stock repurchase program for an aggregate purchase price of $20.6 million. The current program authorizes the repurchase of up to an additional 120,113 shares of common stock at a purchase price not to exceed $10.00 per share with an aggregate expenditure of up to $1,201,130. During fiscal year 2023, we did not repurchase any shares of our common stock pursuant to our stock repurchase program. However, the Board regularly evaluates whether we should use our cash flow to repurchase shares along with the consideration of dividends described below.

Dividend Consideration — Under California law, the declaration and payment of dividends is within the discretion of the Board, whose members are elected by the shareholders to exercise sound business judgment in deciding such matters. The Board has fiduciary responsibilities and must evaluate various factors to help determine when, whether and in what amounts dividends should be declared, compared to other business priorities. The decision should seek to balance anticipated future capital needs of the business to allow for financial flexibility and investment opportunities with the most effective means to enhance shareholder value given the current business environment. In historical periods, the Company has experienced significant volatility in commodity costs, which materially impact input costs specific to our products and business, and we must have sufficient capital resources to respond to sudden changes in commodity costs in future periods. Other factors we must prepare for and ensure we have the liquidity to address include volatile business cycles affecting customer demand, pressure from potential competitors, and our need to invest in marketing, technical innovation, capital expansion, and key personnel, to support our scaling business. The Company has not paid dividends on its common stock since 2013. Rather, the Company has returned value to its shareholders by increasing retained earnings for reinvestment in discovering new and innovative products, personnel, marketing and distribution channel opportunities.

Mr. Krieger’s proposal would impede the Board’s capability to analyze all the relevant factors properly. The proposal could adversely impact the Company’s long-term competitiveness, financial stability and return on shareholder investment. The Board has determined that, at present, it is in the best interests of the Company and the shareholders to continue to use our cash flow to reinvest in growth. The Board continues, however, to actively review how we deploy our available cash, including the possibility of paying cash dividends in the future and/or returning capital to the shareholders through repurchases of shares of our common stock. The Board’s current approach to actively evaluate the appropriate use of capital from time to time rather than have a set distribution policy is consistent with its long-standing historical practice.

For the above reasons, the Board does not believe that establishing a formulaic requirement to pay dividends or to make share repurchases is appropriate and that our shareholders’ interests are best served when the Board retains the flexibility to select the appropriate use of capital based on the needs of the Company at any given time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” MR. KRIEGER’S PROPOSAL.

PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED “AGAINST” THE PROPOSAL UNLESS OTHERWISE SPECIFIED IN THE PROXY.